EXHIBIT 99.2
For Immediate Release
American Axle & Manufacturing Amends
Stockholder Rights Plan
Detroit, Michigan, October 30, 2009 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, announced today that AAM’s Board of Directors has approved an amended and restated Rights Plan to preserve the long-term value and availability of AAM’s net operating loss carryforwards (“NOLs”) and related tax benefits.
AAM’s ability to use its NOLs could be substantially limited if AAM experiences an “ownership change” as defined under Section 382 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (“Section 382”). An “ownership change” under Section 382 generally would occur if “5-percent stockholders” collectively increase their aggregate percentage ownership of AAM by more than 50 percentage points over their respective lowest percentage of stock owned by such stockholders over a rolling three-year period. While the adoption of the Amended and Restated Rights Plan is intended to reduce and minimize the risk of an “ownership change” within the meaning of Section 382, it does not guarantee that such an ownership change will not occur, and there can be no assurance to that effect.
Modifications to the Rights Plan include, among other things, a reduction of the beneficial ownership threshold from 15% to 4.99% of AAM’s common stock and an expansion of the scope of the definition of “Acquiring Person” to include persons and certain groups that would be considered “5-percent stockholders” under Section 382. The Amended and Restated Rights Plan exempts stockholders who currently beneficially own 5% or more of AAM’s stock for so long as their ownership exceeds 5%, provided they do not acquire an additional 0.5% or more of AAM’s common stock.
The Amended and Restated Rights Plan will automatically expire on September 15, 2013. In addition, beginning in 2011, AAM’s Board of Directors will review the Amended and Restated Rights Plan annually in the first fiscal quarter to determine whether any of its provisions are, or the Amended and Restated Rights Plan itself is, no longer in the best interests of AAM, its stockholders and any other relevant constituencies.
Additional information regarding the amended and restated rights plan will be contained in a Current Report on Form 8—K that AAM is filing with the Securities and Exchange Commission (the “SEC”). This filing will be available on the SEC’s Web site at www.sec.gov.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
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For more information...

Christopher M. Son Director, Investor Relations and Corporate Communications (313) 758-4814 chris.son@aam.com	David Tworek Manager, Communications (313) 758-4883 david.tworek@aam.com
Or visit the AAM website at www.aam.com.

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